Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cloudflare, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑233743) on Form S-8 of Cloudflare, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Cloudflare, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Cloudflare, Inc. Our report refers to a change in the method of accounting for leases due to the adoption of FASB Accounting Standards Codification No. 842, Leases.

/s/ KPMG LLP
Santa Clara, California
February 25, 2021